Exhibit 1.1

MDC Partners Inc.

11% Senior Notes due 2016
unconditionally guaranteed as to the payment of principal, premium, if any, and interest by
the Guarantors listed in Schedule IV hereto

Purchase Agreement

April 14, 2011

J.P. Morgan Securities LLC,
As representative of the several Purchasers
named in Schedule I hereto,
c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, NY 10179

Ladies and Gentlemen:

MDC Partners Inc., a corporation continued under the laws of Canada (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”), for whom you are acting as representative, an aggregate of $55,000,000 principal amount of its 11% Senior Notes due 2016 (the “Notes”).  The Notes constitute a further issuance of, and will be consolidated and form a single series with, the $290,000,000 11% Senior Notes due 2016 issued by the Company on October 23, 2009 and May 14, 2010 (collectively, the “Existing Notes”), which are unconditionally guaranteed as to the payment of principal, premium, if any, and interest (the “Existing Guarantees”, and together with the Existing Notes, the “Existing Securities”) by the guarantors listed in Schedule IV to the Purchase Agreement dated May 11, 2010.  The Notes will be unconditionally guaranteed as to the payment of principal, premium, if any, and interest (the “Guarantees”) by the guarantors listed in Schedule IV hereto (the “Guarantors”).  The Notes and the Guarantees are hereinafter collectively called the “Securities”.  The Securities are to be issued as additional securities pursuant to a supplement (the “Third Supplemental Indenture”) to the indenture dated as of October 23, 2009 (the “Original Indenture”), as supplemented by a supplemental indenture dated as of May 14, 2010 (the “First Supplemental Indenture”) and a supplemental indenture dated as of October 23, 2010 (the “Second Supplemental Indenture” and, together with the Original Indenture and the First Supplemental Indenture, the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as Trustee (the “Trustee”).

1.           Each of the Company and the Guarantors, jointly and severally, represents and warrants as of the Applicable Time and the Time of Delivery (each as defined below) to, and agrees with, each of the Purchasers that:

(a)
A preliminary offering circular, dated April 14, 2011 (the “Preliminary Offering Circular”) and an offering circular, dated April 14, 2011 (the “Offering Circular”), have been prepared in connection with the offering of the Securities. The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)) is hereinafter referred to the “Pricing Circular”.  Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, the Current Report on Form 8-K filed on January 27, 2011, the Current Report on Form 8-K/A filed on February 10, 2011 and the Current Report on Form 8-K filed on March 25, 2011, the definitive Proxy Statement on Schedule 14A, filed with the United States Securities and Exchange Commission (the “Commission”) on April 27, 2010, and all other subsequent documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or prior to the date of the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, and any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Circular or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports”.  The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, and with respect to the Offering Circular, as of the closing date, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through J.P. Morgan Securities LLC expressly for use therein;

(b)
For the purposes of this Agreement, the “Applicable Time” is 4:30 pm (Eastern time) on the date of this Agreement; the Pricing Circular as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(b) hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through J.P. Morgan Securities LLC expressly for use therein;

(c)
None of the Company, the Guarantors or any of their respective subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular and the Offering Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular and the Offering Circular; and, since the respective dates as of which information is given in the Pricing Circular and the Offering Circular, there has not been any change in the capital stock (other than issuances of capital stock pursuant to existing employment agreements, stock option, restricted stock grant agreements, restricted stock unit agreements and stock appreciation rights and other employee benefit plans in the ordinary course of business or pursuant to earn-outs or upon conversions of convertible securities, as disclosed in the Pricing Circular and the Offering Circular) or long-term debt of the Company, the Guarantors or any of their respective subsidiaries, or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company, the Guarantors and their respective subsidiaries, otherwise than as set forth or contemplated in the Pricing Circular and the Offering Circular;

(d)
The Company, the Guarantors and their respective subsidiaries have good and marketable title in fee simple to all real property (if any) and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular and the Offering Circular, or such liens, encumbrances and defects which would not reasonably be expected to have a material adverse effect on the current or future condition (financial or otherwise), business or results of operations of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”); and any real property, equipment and buildings held under lease by, the Guarantors and their respective subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions which would not reasonably be expected to have a Material Adverse Effect and do not interfere with the use made and proposed to be made of such property, equipment and buildings by them;

(e)
The Company has been continued and is validly existing as a corporation in good standing under the laws of Canada, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular and the Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect; and each of the Company’s subsidiaries has been duly incorporated or duly formed, as the case may be, and is validly existing as a corporation, a limited liability company or limited partnership, as the case may be, in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, and has been duly qualified for the transaction of business and is in good standing (where applicable) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect;

(f)
Each of the Guarantors has been duly incorporated or duly formed, as the case may be, and is validly existing as a corporation or a limited liability company, as the case may be, in good standing (where applicable) under the laws of the jurisdiction of its incorporation or formation, as the case may be, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular and the Offering Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing (where applicable) under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect;

(g)
The Company had an authorized capitalization as set forth in the Pricing Circular and the Offering Circular, and all of the issued shares of capital stock of the Company and each of the Guarantors have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued shares of capital stock of each subsidiary of the Company and (except as otherwise set forth in the Pricing Circular and the Offering Circular) are owned directly or indirectly by the Company or such Guarantor, as the case may be, free and clear of all liens, encumbrances, equities or claims other than such liens, encumbrances and claims which would not reasonably be expected to have a Material Adverse Effect or liens, encumbrances, equities or claims granted under the Credit Agreement dated as of October 23, 2009 as amended or replaced from time to time;

(h)
The Notes have been duly authorized and at the Time of Delivery, will have been duly executed, authenticated, issued and delivered by the Company and, when executed and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers, will constitute valid and legally binding obligations of the Company enforceable against the Company entitled to the benefits provided by the Indenture (subject, as to the enforcement of remedies, to the effects of (x) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally from time to time in effect, (y) general principles of equity (whether considered in a proceeding in equity or at law) and (z) an implied covenant of good faith and fair dealing (collectively, the “Enforceability Limitations”)); the Guarantees have been duly authorized and, pursuant to the terms of this Agreement at the Time of Delivery, will have been duly executed, authenticated, issued and delivered by each Guarantor and will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors and entitled to the benefits of the Indenture (subject to the Enforceability Limitations); the Notes and the Guarantees will rank equal in right of payment with all of the Company’s and the Guarantors’ other unsecured and unsubordinated indebtedness; the Indenture has been duly authorized, executed and delivered by the Company, the Guarantors and the Trustee and constitutes a valid and legally binding instrument, enforceable against the Company and the Guarantors in accordance with its terms, (subject to the Enforceability Limitations) and the Securities and the Indenture will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular and will be in substantially the form previously delivered to you; the Third Supplemental Indenture has been duly authorized and, when executed and delivered by the Company and the Guarantors, the Third Supplemental Indenture will constitute a valid and legally binding instrument, enforceable in accordance with its terms (subject to the Enforceability Limitations);

(i)
The Exchange and Registration Rights Agreement to be dated as of April 19, 2011 (the “Registration Rights Agreement”), which will be substantially in the form previously delivered to you, has been duly authorized, and as of the Time of Delivery, will have been duly executed and delivered by the Company and the Guarantors, and will constitute a valid and legally binding instrument enforceable against the Company and the Guarantors in accordance with its terms (subject to the Enforceability Limitations); and the Registration Rights Agreement will conform in all material respects to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular;

(j)
None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities by the Company as described in the Pricing Disclosure Package and the Offering Circular) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System as the same is in effect at the Time of Delivery;

(k)
Prior to the date hereof, neither the Company nor any Guarantor, nor any of their respective affiliates, has taken any action which is designed to or which has constituted or which would have been expected to cause or result in stabilization or manipulation of the price of any security of the Company or any Guarantor in connection with the offering of the Securities;

(l)
The issue and sale of the Securities and the compliance by the Company and the Guarantors with all of the provisions of the Securities, the Indenture, the Third Supplemental Indenture, the Registration Rights Agreement and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument (including the Existing Securities) to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the property or assets of the Company, the Guarantors or any of their respective subsidiaries is subject, nor will such action result in (ii) any violation of the provisions of the Certificate of Incorporation or By-laws of the Company or the constitutive documents of any Guarantor or (iii) any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties, except in the case of (i) or (iii) for any default, breach, violation or conflict which would not reasonably be expected to have a Material Adverse Effect, or would not have a material adverse effect on the performance by the Company and the Guarantors of their obligations under the Securities; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company or any Guarantor of the transactions contemplated by this Agreement, the Indenture, the Third Supplemental Indenture or the Registration Rights Agreement, except for the filing of a registration statement by the Company and the Guarantors with the Commission pursuant to the United States Securities Act of 1933, as amended (the “Act”) pursuant to the Registration Rights Agreement and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers or as shall have been obtained or made prior to the Time of Delivery;

(m)
None of the Company, the Guarantors or any of their respective subsidiaries is in violation of (i) its Certificate of Incorporation, charter or by-laws or other equivalent constitutive documents or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in clause (ii) for any such defaults that would not reasonably be expected to have a Material Adverse Effect or would not have a material adverse effect on the performance by the Company and the Guarantors of their obligations under the Securities;

(n)
The statements set forth in the Pricing Circular and the Offering Circular under the caption “Description of the Notes”, insofar as they purport to constitute a summary of the terms of the Securities and under the caption “Certain Canadian and United States Tax Considerations”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects;

(o)
Other than as set forth in the Pricing Circular and the Offering Circular, there are no legal or governmental proceedings pending to which the Company, the Guarantors or any of their respective subsidiaries is a party or of which any property of the Company, the Guarantors or any of their respective subsidiaries is the subject which, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would not have a material adverse effect on the performance by the Company and the Guarantors of their obligations under the Securities; and, to the Company’s and the Guarantors’ knowledge, no such proceedings are threatened by governmental authorities or others;

(p)
Except as described in the Pricing Circular and the Offering Circular, each of the Company, the Guarantors and their respective subsidiaries possesses such licenses, certificates, authorizations, approvals, franchises, permits or other rights and all authorizations from all federal, state or other governmental entities or agencies which have, or may at any time have, jurisdiction over the activities of the Company, the Guarantors and their respective subsidiaries or any successor to such authority, as are currently necessary (i) to own its property and conduct in all material respects the business now operated by it, (ii) for the Company and the Guarantors to execute, deliver and perform this Agreement, the Indenture, the Third Supplemental Indenture and the Registration Rights Agreement and (iii) to consummate the transactions contemplated hereby and thereby; except as described in the Pricing Circular and the Offering Circular and except for the failure to have any such permits or authorizations which would not reasonably be expected to have a Material Adverse Effect, neither the Company, the Guarantors nor any of their respective subsidiaries has received any notice of proceedings or has knowledge that any proceedings are pending or threatened, relating to the revocation or modification of any such license, certificate, authorization, approval, franchise, permit or other right which would reasonably be expected to have a Material Adverse Effect, or would not have a material adverse effect on the performance by the Company and the Guarantors of their obligations under the Securities;

(q)
The Company, the Guarantors and their respective subsidiaries own, or have valid, binding and enforceable licenses or other rights to use, free and clear of all liens, charges, claims, encumbrances, pledges, security interests, defects and other like restrictions, all Intellectual Property (as defined below) necessary to conduct the business of the Company, the Guarantors and their respective subsidiaries in the manner presently conducted, without any conflict with the rights of others, except for any liens, charges or other restrictions which would not reasonably be expected to have a Material Adverse Effect; “Intellectual Property” means all patents, patent applications, trademarks, trademark applications, trade names, service marks, service names, copyrights, trade secrets, know how (including all unpatented or unpatentable proprietary or confidential information, systems or procedures), technology, inventions, designs, processes, methods, technical data and information or other intangible intellectual property asset or other proprietary intellectual property;

(r)
All income tax returns of the Company, the Guarantors and their respective subsidiaries required by law to be filed have been filed and all taxes shown on such returns or otherwise assessed which are due and payable have been paid, except tax assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided, and except insofar as the failure to file such returns or pay such taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and the charges, accruals and reserves on the books of the Company, the Guarantors and their respective subsidiaries in respect of any income, sales and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional tax for any years not finally determined, except to the extent that any inadequacy would not have reasonably be expected to have a Material Adverse Effect on the Company, the Guarantors and their respective subsidiaries taken as a whole;

(s)
When the Securities are issued and delivered pursuant to this Agreement, the Indenture and the Third Supplemental Indenture, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(t)
The Company is subject to and in compliance with the requirements of Section 13 or 15(d) of the Exchange Act; and the Company is a reporting issuer not in default for purposes of the Securities Act (Ontario), the Securities Act (Quebec) and the corresponding provisions of the other Canadian securities laws in Canadian jurisdictions that recognize the concept of reporting issuer status;

(u)
Neither the Company nor any Guarantor is, nor after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as contemplated by the Pricing Circular and the Offering Circular will be, an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

(v)
Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 2, none of the Company, the Guarantors, or any affiliate of the Company or the Guarantors, nor any person acting on its or their behalf, has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act; and the Company, the Guarantors, each affiliate of the Company and the Guarantors, and any person acting on its or their behalf has complied with and will implement the “offering restriction” within the meaning of such Rule 902;

(w)
It is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers in the manner contemplated by this Agreement to register the Securities under the Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended, except pursuant to the requirements of the Registration Rights Agreement;

(x)
Within the preceding six months, neither the Company, the Guarantors nor any other person acting on behalf of the Company or the Guarantors has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder or the Existing Securities.  The Company and the Guarantors will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company or the Guarantors, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by J.P. Morgan Securities LLC), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act;

(y)
The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company’s internal control over financial reporting as of December 31, 2010, the last date as of which such control was evaluated, was effective, and the Company is not aware of any material weaknesses in its internal control over financial reporting as of the date hereof;

(z)
Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(aa)
The Company, the Guarantors and their respective subsidiaries maintain a system of “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company, the Guarantors and their respective subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; the Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as of the end of the Company’s last completed fiscal quarter; and, as of such date, such disclosure controls and procedures were effective;

(bb)
There is and has been no material failure on the part of the Company and any of the Company’s subsidiaries, and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith;

(cc)
BDO USA, LLP, which has audited certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm, and BDO Canada, LLP, which has audited certain financial statements of Capital C Communications LP, is an independent accounting firm, as required by the Act and the rules and regulations of the Commission thereunder;

(dd)
The unaudited pro forma condensed combined financial statements (including the notes thereto) included or incorporated by reference in the Pricing Circular and the Offering Circular (A) comply as to form in all material respects with the applicable requirements of Regulation S-X, (B) have been prepared in accordance with the Commission’s applicable rules and guidelines with respect to pro forma financial statements, (C) have been properly computed on the bases described therein and (D) have been prepared on a basis consistent with that of the audited financial statements of the Company or its subsidiaries, as the case may be. The assumptions used in the preparation of the pro forma financial statements and the other pro forma and adjusted financial information included in the Pricing Circular and the Offering Circular are reasonable, and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein;

(ee)
None of the Company, the Guarantors or any their respective subsidiaries or affiliates, nor, any director, officer, or employee, nor, to the Company’s or any Guarantor’s knowledge, any agent or representative of the Company, the Guarantors nor any their respective subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage; and the Company, the Guarantors, their respective subsidiaries and affiliates have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(ff)
The operations of the Company, the Guarantors and their respective subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Guarantors or any of their respective subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or any Guarantor, threatened;

(gg)
(i) Neither the Company, the Guarantors nor any of their subsidiaries (collectively, the “Entity”) is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria); and (ii) the Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person with the express purpose of:  (A) funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) acting in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise); and (iii) the Entity represents and covenants that it has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage prior to the completion of the offering in, any dealings or transactions with any Person, or in any country or territory, in violation of Sanctions; and

(hh)
The minute books and corporate records of the Company, the Guarantors and their subsidiaries that have been made available to counsel for the Purchasers in connection with diligence investigations for this offering are the original minute books and records of the Company, the Guarantors and their subsidiaries and contain copies of all proceedings of the shareholders, board of directors and all committees of the board of directors of the Company and such subsidiaries, and there have been no other meetings, resolutions or proceedings to the date hereof not reflected in such minute books and other corporate records.

2.
Subject to the terms and conditions herein set forth, the Company and the Guarantors agree to issue and the Company agrees to sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 108.33% of the principal amount thereof, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto.

3.
Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser hereby represents and warrants to, and agrees with the Company that:

(a)
It will offer and sell the Securities only to (i) persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A or, (ii) upon the terms and conditions set forth in Annex I to this Agreement;

(b)	It is an Institutional Accredited Investor; and

(c)	It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

4.	(a)
The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian.  The Company will deliver the Securities to J.P. Morgan Securities LLC, for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in federal (same day) funds, by causing DTC to credit the Securities to the account of J.P. Morgan Securities LLC at DTC.  The Company will cause the certificates representing the Securities to be made available to J.P. Morgan Securities LLC for checking at least twenty-four hours prior to the Time of Delivery at the office of Cleary Gottlieb Steen & Hamilton LLP, New York, New York (the “Closing Location”). The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on April 19, 2011 or such other time and date as J.P. Morgan Securities LLC and the Company may agree upon in writing.  Such time and date are herein called the “Time of Delivery”.

(b)
The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8 hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered to DTC or its designated custodian, all at the Time of Delivery.  A meeting will be held at the Closing Location at 5:00 p.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.  For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.	Each of the Company and the Guarantors, jointly and severally, agrees with each of the Purchasers:

(a)
To prepare the Preliminary Offering Circular, the Pricing Circular and the Offering Circular in a form approved by you; to make no amendment or any supplement to any of the foregoing which shall be reasonably disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b)
Promptly from time to time to take such action as you may reasonably request to qualify the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith neither the Company nor any Guarantor shall be required to qualify as a foreign corporation, to file a general consent to service of process in any jurisdiction or to subject itself to taxation in any jurisdiction where it is not then subject;

(c)
To furnish the Purchasers with written and electronic copies of the Preliminary Offering Circular, the Pricing Circular and the Offering Circular in such quantities as you may from time to time reasonably request, and if, at any time prior to the expiration of nine months after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary or desirable during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)
During the period beginning from the date hereof and continuing until the date 90 days after the Time of Delivery, not to offer, sell, contract to sell, pledge or otherwise dispose of, or file (or participate in the filing of) a registration statement with the Commission with respect to, except as provided hereunder, any Securities, any securities of the Company or any Guarantor that are substantially similar to the Notes or Guarantees, or any securities convertible, exchangeable or exercisable for Notes or Guarantees, without your prior written consent;

(e)
Not to be or become, at any time prior to the expiration of two years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)
The Company or any Guarantor will, unless they are subject to Section 13 or 15(d) of the Exchange Act or file the periodic reports contemplated by such provisions, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act (it being acknowledged and agreed that prior to the first date on which information is required to be provided under the Indenture, the information contained in the Offering Circular is sufficient for this purpose);

(g)
Except for such documents that are publicly available on EDGAR, to (i) furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, shareholders’ equity and cash flows of the Company, the Guarantors and their consolidated subsidiaries certified by independent public accountants) and (ii) as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Circular), to make available to the holders of the Securities its unaudited consolidated summary financial information of the Company, the Guarantors and their subsidiaries for such quarter in reasonable detail;

(h)
During the period of two years after the Time of Delivery, neither the Company nor any Guarantor will, and will not permit any of its respective “affiliates” (as defined in Rule 144 under the Act), resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them; and

(i)	To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds”.

6.
(a)
(i)  Each of the Company and the Guarantors, jointly and severally, represents and agrees that, without the prior consent of J.P. Morgan Securities LLC, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);

(ii)  each Purchaser represents and agrees that, without the prior consent of the Company and J.P. Morgan Securities LLC, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii)  any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document the use of which has been consented to by the Company and J.P. Morgan Securities LLC is listed on Schedule II(b) hereto.

7.
Each of the Company and the Guarantors, jointly and severally, covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of their counsel and accountants in connection with the issuance of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Indenture, the Registration Rights Agreement, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the reasonable fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) any fees charged by securities rating services for rating the Securities; (v) all costs and expenses incident to any electronic or physical road show taking place between April 14, 2011 and the date of this Agreement; (vii) the fees and expenses of the Trustee and any agent of the Trustee and the reasonable fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; and (viii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.  It is understood, however, that, except as provided in this Section, and Sections 9 and 12 hereof, that each Purchaser will pay all of its own costs and expenses, including the fees of its counsel, transfer taxes on resale of any of the Securities by it, and any advertising expenses connected with any offers it may make.

8.
The obligations of the Purchasers hereunder shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and the Guarantors herein are, at and as of the Time of Delivery, true and correct, the condition that the Company and the Guarantors shall have performed all of their respective obligations hereunder, and the following additional conditions:

(a)
Cleary Gottlieb Steen & Hamilton LLP, counsel for the Purchasers, shall have furnished to you such opinion or opinions, each dated the Time of Delivery, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)
Stikeman Elliott LLP, Canadian counsel for the Company and each Guarantor, shall have furnished to you their written opinion, dated the Time of Delivery, in form and substance satisfactory to you, to the effect that:

(i)
The Company and each of the Guarantors incorporated under the laws of Ontario (the “Non-U.S. Guarantors”) has been duly incorporated or formed and is validly existing as a corporation or limited liability company, as the case may be, in good standing (where applicable) under the laws of the jurisdiction of incorporation or formation.

(ii)	Insofar as such matters are governed by Ontario or Canadian law, this Agreement has been duly authorized, executed and delivered by the Company and the Non-U.S. Guarantors.

(iii)
Insofar as such matters are governed by Ontario or Canadian law, the Notes have been duly authorized, executed, authenticated and delivered, the Guarantees have been duly authorized, executed, endorsed and delivered.

(iv)	Insofar as such matters are governed by Ontario or Canadian law, the Indenture and the Third Supplemental Indenture have been duly authorized, executed and delivered by the parties thereto.

(v)	Insofar as such matters are governed by Ontario or Canadian law, the Registration Rights Agreement has been duly authorized, executed and delivered by the parties thereto;

(vi)
The issue and sale of the Securities and the compliance by the Company and the Guarantors with all of the provisions of the Securities, the Indenture, the Third Supplemental Indenture, the Registration Rights Agreement and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of the Certificate of Incorporation or By-laws of the Company or of the constitutive documents of any Non-U.S. Guarantor, or any statute or any order, rule or regulation of any Ontario or Canadian court or governmental agency or body having jurisdiction over the Company or the Non-U.S. Guarantors; and

(vii)
No consent, approval, authorization, order, registration or qualification of or with any such Ontario or Canadian court or governmental agency or body is required for the issue and sale of the Securities or the consummation by the Company or any Non-U.S. Guarantor of the transactions contemplated by this Agreement, the Indenture or the Registration Rights Agreement.

(c)
Mitchell Gendel, Esq., General Counsel of the Company, shall have furnished to you a written opinion, dated the Time of Delivery, in form and substance reasonably satisfactory to you, to the effect that set forth in Annex III hereto.

(d)
Simpson Thacher & Bartlett LLP, counsel for the Company, shall have furnished to you their written opinion and negative assurance letter dated the Time of Delivery, in form and substance reasonably satisfactory to you, to the effect set forth in Annex IV and V hereto.

(e)
On the date of the Offering Circular prior to the execution of this Agreement and also at the Time of Delivery, BDO USA, LLP shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to you, to the effect set forth in Annex II hereto;

(f)
At the Time of Delivery, the Chief Financial Officer of the Company shall have furnished to you a certificate, dated the date of delivery thereof, in form and substance reasonably satisfactory to you, as to the accuracy of specified financial and statistical information;

(g)
(i) None of the Company, the Guarantors or any of their respective subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular and the Offering Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular and the Offering Circular, and (ii) since the respective dates as of which information is given in the Pricing Circular and the Offering Circular there shall not have been any material change in the capital stock or long-term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Circular and the Offering Circular, the effect of which, in any such case described in clause (i) or (ii), is in the judgment of J.P. Morgan Securities LLC so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement, in the Pricing Circular and in the Offering Circular;

(h)
On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company’s or any Guarantor’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined by the Commission for purposes of Rule 15c3-1(c)(2)(vi)(F) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company’s or any Guarantor’s debt securities;

(i)
On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on NASDAQ; (ii) a suspension or material limitation in trading in the Company’s securities on NASDAQ; (iii) a general moratorium on commercial banking activities declared by any of federal, New York State, Ontario Province or Canadian authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States or Canada; (iv) the outbreak or escalation of hostilities involving the United States or Canada or the declaration by the United States or Canada of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Offering Circular; (vi) the imposition of the proposal of exchange controls by any governmental authority in Canada;

(j)	At the Time of Delivery, the Company, the Guarantors and the Purchasers shall have entered into the Registration Rights Agreement and the Purchasers shall have received counterparts thereof;

(k)
The Company and the Guarantors shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company and the Guarantors satisfactory to you as to the accuracy of the representations and warranties of the Company and the Guarantors herein at and as of such Time of Delivery, as to the performance by the Company and the Guarantors of all of their respective obligations hereunder to be performed at or prior to such Time of Delivery, as to the matters set forth in subsection (g) of this Section and as to such other matters as you may reasonably request.

9.	(a)
The Company and each of the Guarantors, jointly and severally, will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based solely upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, the Pricing Disclosure Package, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, any road show in connection with the offering, and any other written information that the Company has authorized to be used by or on behalf of the Company and the Guarantors in connection with the offer or sale of the Securities, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that neither the Company nor any Guarantor shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, the Pricing Disclosure Package, or any such amendment or supplement, or any Company Supplemental Disclosure Document or any road show in connection with the offering, in reliance upon and in conformity with written information furnished to the Company by any Purchaser through J.P. Morgan Securities LLC expressly for use therein.

(b)
Each Purchaser, severally and not jointly, will indemnify and hold harmless the Company and the Guarantors against any losses, claims, damages or liabilities to which the Company or any Guarantor may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based solely upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, the Pricing Disclosure Package, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or any road show in connection with the offering, or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, the Pricing Disclosure Package, or any such amendment or supplement, or any Company Supplemental Disclosure Document or any road show in connection with the offering in reliance upon and in conformity with written information furnished to the Company by such Purchaser through J.P. Morgan Securities LLC expressly for use therein; and will reimburse the Company and the Guarantors for any legal or other expenses reasonably incurred by the Company or such Guarantor in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)
Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such subsection, notify such indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel, and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)
If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other from the offering of the Securities.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Guarantors bear to the total underwriting discounts and commissions received by the Purchasers therefrom, in each case as set forth in the Offering Circular.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)
The obligations of the Company and the Guarantors under this Section 9 shall be in addition to any liability which the Company or the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to any affiliate of each Purchaser and each person, if any, who controls any Purchaser or any such affiliate within the meaning of the Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company or the Guarantors and to each person, if any, who controls the Company or such Guarantor within the meaning of the Act.

10.	(a)
If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein.  If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties reasonably satisfactory to you to purchase such Securities on such terms.  In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your reasonable opinion may thereby be made necessary.  The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)
If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one-tenth of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities  which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)
If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one-tenth of the aggregate principal amount of all the Securities or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Purchaser, the Company or the Guarantors, except for the expenses to be borne by the Company, the Guarantors and the Purchasers as provided in Section 6 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.
The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company or the Guarantor, or any officer or director or controlling person of the Company or the Guarantor, and shall survive delivery of and payment for the Securities.

12.
If this Agreement shall be terminated pursuant to Section 10 hereof, neither the Company nor the Guarantors shall then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company and the Guarantors, jointly and severally, will reimburse the Purchasers through you for all of their documented out-of-pocket expenses, including reasonable fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities, but neither the Company nor the Guarantors shall then be under any further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.
In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you jointly or by J.P. Morgan Securities LLC on behalf of you as the representative.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you on their behalf in care of J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Richard Gabriel; and if to the Company or any Guarantor shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: General Counsel; provided, however, that any notice to a Purchaser pursuant to Section 10(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Purchaser at its address set forth in its Purchasers’ Questionnaire, or telex constituting such Questionnaire, which address will be supplied to the Company and the Guarantor by you upon request.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

14.
This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company, the Guarantors and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company or the Guarantors and each person who controls the Company, the Guarantors or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.	Time shall be of the essence of this Agreement.

16.
The Company and the Guarantors acknowledge and agree that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company or any Guarantor, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company or any Guarantor on other matters) or any other obligation to the Company or any Guarantor except the obligations expressly set forth in this Agreement and (iv) each of the Company and the Guarantors has consulted its own legal and financial advisors to the extent it deemed appropriate.  Each of the Company and the Guarantors agree that it will not claim that the Purchaser, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or the Guarantors, in connection with such transaction or the process leading thereto.

17.
This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantors and the Purchasers, or any of them, with respect to the subject matter hereof.

18.	THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

19.
The Company, the Guarantors and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.
To the fullest extent permitted by applicable law, each of the parties hereto (i) agrees that any legal suit, action or proceeding against the Company or any Guarantor brought by any Purchaser or by any person who controls any Purchaser arising out of or based upon this Agreement or the transactions contemplated thereby may be instituted exclusively in the U.S. District Court for the Southern District of New York, or if that court does not have subject matter jurisdiction, any New York state court located in the Borough of Manhattan in the City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  The Company and each of the Guarantors has appointed the Company’s New York office, currently located at 950 Third Avenue, 5th Floor, New York, NY 10022 (and on and subsequent to the date of July 1, 2011, to be located at 745 Fifth Avenue, 19th Floor, New York, NY 10151), as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby which may be instituted in any New York Court by any Purchaser or any person who controls any Purchaser, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.  Such appointment shall not be revoked without your prior written consent.  The Company and each of the Guarantors represents and warrants that its Authorized Agent has agreed to act as such an agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments, as may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent and written notice of such service to the Company shall be deemed, in every respect, effective service of process upon the Company and such Guarantors.

21.
In respect of any judgment or order given or made for any amount due hereunder that is expressed and paid in a currency (the “judgment currency”) other than U.S. dollars, the Company and the Guarantors, jointly and severally, will indemnify each Purchaser against any loss incurred by such Purchaser as a result of any variation as between (i) the rate of exchange at which the U.S. dollar amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the rate of exchange at which a Purchaser is able to purchase U.S. dollars with the amount of the judgment currency actually received by such Purchaser.  The foregoing indemnity shall constitute a separate and independent obligation of the Company and the Guarantors and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.  If the United States dollars so purchased are greater than the sum originally due to such Purchaser hereunder, such purchaser agrees to pay to the Company an amount equal to the excess of the dollars so purchased over the sum originally due to such Purchaser hereunder.  The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchaser of or conversion into U.S. dollars.

22.
This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

23.
Notwithstanding anything herein to the contrary, the Company and the Guarantors (and their respective employees, representatives, and other agents) are authorized to disclose to any and all persons, the tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company and the Guarantors relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means U.S. federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

[Remainder of page intentionally left blank]

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement between each of the Purchasers, the Company and the Guarantors.  It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

MDC Partners Inc.

By:	/s/ David B. Doft
	Name:	David B. Doft
	Title:	Chief Financial Officer

Signature page to the Purchase Agreement

Guarantors:

Accent Marketing Services, LLC
Ashton Potter Canada Inc.
Computer Composition of Canada Inc.
MDC/ CPB Holdings Inc.
Crispin Porter & Bogusky LLC
Crispin Porter + Bogusky Canada Inc.
Dotglu LLC
Hello Acquisition Inc.
KBP Holdings LLC
Kirshenbaum Bond Senecal & Partners LLC
Maxxcom (USA) Holdings Inc.
Maxxcom Inc. (US)
MDC Acquisition Inc.
MDC Corporate (US) Inc.
MDC/KBP Acquisition Inc.
MF+P Acquisition Co.
TargetCom LLC
TC Acquisition Inc.
Yamamoto Moss Mackenzie, Inc.
ZG Acquisition Inc.

By:	/s/ David B. Doft
	Name:	David B. Doft
	Title:	Authorized Officer

Signature page to the Purchase Agreement

Accepted as of the date hereof:

J.P. Morgan Securities LLC

By:	/s/ Paul K. Finger
	Name:	Paul K. Finger
	Title:	Executive Director

On behalf of each of the Purchasers

Signature page to the Purchase Agreement

SCHEDULE I

Principal
Amount of
Securities
to be
Purchaser	Purchased
J.P. Morgan Securities LLC	$24,693,877.55
Goldman, Sachs & Co.	16,462,585.03
BMO Capital Markets Corp.	7,482,993.20
William Blair & Company, L.L.C.	3,180,272.11
UBS Securities LLC	3,180,272.11

Total	$55,000,000

I - 1

SCHEDULE II

(a)	Additional Documents Incorporated by Reference:

The Current Report on Form 8-K filed on April 14, 2011

(b)	Approved Supplemental Disclosure Documents:

1.	Final Term Sheet attached as Schedule III hereto

2.
Any electronic road show used in connection with the offering (including any “non-deal” road show used prior to the launch of the offering) to the extent it is a “written communication” within the meaning of Rule 433(d)(8)(i) under the Act

II - 1

SCHEDULE III

[Final Pricing Term Sheet begins on following page]

III - 1

Pricing Term Sheet

This term sheet should be read in conjunction with and is qualified in its entirety by reference to the Preliminary Offering Circular dated April 14, 2011 of MDC Partners Inc. (the “Company”).  The information in this Pricing Term Sheet supplements the Preliminary Offering Circular and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular.  Defined terms used and not defined herein have the meaning ascribed to them in the Preliminary Offering Circular.

Issuer:	MDC Partners Inc., a corporation continued under the laws of Canada.

Note Guarantors:
Accent Marketing Services, LLC, Ashton Potter Canada Inc., Computer Composition of Canada Inc., MDC/CPB Holdings Inc., Crispin Porter & Bogusky LLC, Crispin Porter + Bogusky Canada Inc., Dotglu LLC, Hello Acquisition Inc., KBP Holdings LLC, Kirshenbaum Bond Senecal & Partners LLC, Maxxcom (USA) Holdings Inc., Maxxcom Inc. (US), MDC Acquisition Inc., MDC Corporate (US) Inc., MDC/KBP Acquisition Inc., MF+P Acquisition Co., TargetCom LLC, TC Acquisition Inc., Yamamoto Moss Mackenzie, Inc. and ZG Acquisition Inc.

Placement:	144A/ Reg S (with requirement to remove restricted securities legend within five business days after the date that is one year from the issue date, or to file registration statement)

Trustee:	The Bank of New York Mellon

Issue:	11% Senior Notes due 2016

Aggregate Principal Amount Offered:	$55,000,000

Gross Proceeds	$61,050,000

Maturity Date:	November 1, 2016

Ratings:	[ ]

Issue Price:	111.0

Coupon:	11.0%

Interest Payment Dates:	May 1 and November 1 of each year, commencing on November 1, 2011

Record Dates:	April 15 and October 15 of each year

Sole Bookrunner:	J.P. Morgan Securities LLC

Co-Managers:	Goldman, Sachs & Co., BMO Capital Markets Corp., William Blair & Company, L.L.C. and UBS Securities LLC

III - 1

Optional Redemption:
The Company may redeem the Notes, at its option, in whole at any time or in part from time to time, on and after November 1, 2013 at the following redemption prices, expressed as percentages of the principal amount thereof, if redeemed during the twelve-month period commencing on November 1 of any year set forth below:

Year	Percentage
2013	105.500%
2014	102.750%
2015 and thereafter	100.000%

Make-Whole Call:
At any time prior to November 1, 2013, the Company may, at its option, redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest and any Additional Interest, if any, to the date of redemption.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of (A) the present value at such date of redemption of (1) the redemption price of such Note on November 1, 2013 (such redemption price being described under “Optional Redemption”) plus (2) all remaining required interest payments due on such Note through November 1, 2013 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2013; provided, however, that if the period from the redemption date to November 1, 2013 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

Equity Clawback:
At any time, or from time to time, on or prior to November 1, 2012, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 111% of the principal amount thereof.

III - 1

Trade Date:	April 14, 2011

Closing Date:	April 19, 2011 (T+3)

CUSIP:	144A: 552697AH7

Reg S: C5429XAD8

ISIN:	144A: US552697AH74

Reg S: USC5429XAD87

The aggregate principal amount of Notes offered in the transaction has been increased from $50.0 million to $55.0 million. Accordingly, MDC expects to receive net proceeds of approximately $58.9 million from the sale of the Notes to the initial purchasers, after deducting the initial purchasers’ discount and other offering expenses payable by MDC. The use of proceeds will remain the same as that set forth in the preliminary offering circular.

This communication is intended for the sole use of the person to whom it is provided by the sender.

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these securities or the offering.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant offering circular in making their investment decisions. This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934, as amended. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or solicitation to buy nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes will be offered and sold to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons in offshore transactions in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons absent registration or an applicable exemption from the registration requirement.

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

III - 1

SCHEDULE IV

List of Guarantors and Jurisdictions of Formation

	Subsidiary	Jurisdiction of Formation
1.	Accent Marketing Services, LLC	Delaware
2.	Ashton Potter Canada Inc.	Ontario
3.	Computer Composition of Canada Inc.	Ontario
4.	MDC/ CPB Holdings Inc.	Delaware
5.	Crispin Porter & Bogusky LLC	Delaware
6.	Crispin Porter + Bogusky Canada Inc.	Ontario
7.	Dotglu LLC	Delaware
8.	Hello Acquisition Inc.	Delaware
9.	KBP Holdings LLC	Delaware
10.	Kirshenbaum Bond Senecal & Partners LLC	Delaware
11.	Maxxcom (USA) Holdings Inc.	Delaware
12.	Maxxcom Inc. (US)	Delaware
13.	MDC Acquisition Inc.	Delaware
14.	MDC Corporate (US) Inc.	Delaware
15.	MDC/KBP Acquisition Inc.	Delaware
16.	MF+P Acquisition Co.	Delaware
17.	TargetCom LLC	Delaware
18.	TC Acquisition Inc.	Delaware
19.	Yamamoto Moss Mackenzie, Inc.	Delaware
20.	ZG Acquisition Inc.	Delaware

IV - 1

ANNEX I

(1)
The Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act.  Each Purchaser represents that it has offered and sold the Securities, and will offer and sell the Securities (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Time of Delivery, only in accordance with Rule 903 of Regulation S or Rule 144A under the Act.  Accordingly, each Purchaser agrees that neither it, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.  Each Purchaser agrees that, at or prior to confirmation of sale of Securities (other than a sale pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act.  Terms used above have the meaning given to them by Regulation S.”

Terms used in this paragraph have the meanings given to them by Regulation S.

Each Purchaser further agrees that it has not entered and will not enter into any contractual arrangement with any distributor (within the meaning of Regulation S) with respect to the distribution or delivery of the Securities, except with its affiliates or with the prior written consent of the Company.

(2)
Notwithstanding the foregoing, Securities in registered form may be offered, sold and delivered by the Purchasers in the United States and to U.S. persons pursuant to Section 3 of this Agreement without delivery of the written statement required by paragraph (1) above.

(3)
Each Purchaser agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.  Each Purchaser understands that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose.  Each Purchaser agrees not to cause any advertisement of the Securities to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Securities, except in any such case with J.P. Morgan Securities LLC’s express written consent and then only at its own risk and expense.

A-I-1

ANNEX II

[Form of Comfort Letter]

A-II-1

ANNEX III

[Form of MDC Partners Inc. General Counsel Opinion]

A-IV-2

ANNEX IV

[Form of Simpson Thacher & Bartlett LLP Opinion]

A-IV-3

ANNEX V

[Form of Negative Assurance Statement]

A-VI-1

ANNEX VI

[Form of Chief Financial Officer’s Certificate]

A-VI-2